United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 1, 2009
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On September 1, 2009, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended July 31, 2009, and hosted a conference call to discuss the financial results for the quarter ended July 31, 2009. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated September 1, 2009 announcing financial results for the quarter ended July 31, 2009
99.2	Transcript of conference call held on September 1, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2009	Applied Signal Technology, Inc. (Registrant)
By: /s/ James E. Doyle James E. Doyle Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated September 1, 2009 announcing financial results for the quarter ended July 31, 2009
99.2	Transcript of conference call held on September 1, 2009

Exhibit 99.1

Press Release dated September 1, 2009 announcing financial results for the quarter ended July 31, 2009

Applied Signal Technology, Inc. Reports Third Quarter
– Operating Margin Increases to 9.8% versus 6.4% in Year-ago Quarter –
– Earnings per Share Grow 67% to $0.25 versus $0.15 in Year-ago Quarter –

Sunnyvale, CA. September 1, 2009 – Applied Signal Technology, Inc. (NASDAQ - APSG) today announced operating results for the third quarter and first nine months of fiscal 2009, ended July 31, 2009.

The Company reported revenues for the third quarter of $49,500,000 versus the year-ago quarter’s revenues of $49,948,000. Strength in the Company’s broadband communications and sensor businesses was offset by order delays for tactical SIGINT contracts. The Company’s operating income for the third quarter of fiscal 2009 increased by 51% to $4,844,000, a margin of 9.8%, as compared to $3,218,000, a margin of 6.4%, in the third quarter of fiscal year 2008. This improvement was primarily driven by several factors, including a reduction in stock-based compensation expense and an improved mix of royalty revenue and fixed-price contracts, including product sales.

The significant year-over-year margin improvement enabled the Company to grow earnings per share during the third quarter to $0.25, an increase of 67% versus the year-ago level of $0.15 per share.

Revenues for the first nine months of fiscal year 2009 increased 8% to $148,384,000, versus revenues of $137,957,000 for the comparable period of fiscal year 2008. Operating income for the first nine months of fiscal 2009 increased by 101% to $16,947,000 as compared to $8,433,000 in the comparable year-ago period. Net income for the first nine months of fiscal year 2009 increased by to 100% to $10,919,000 or $0.83 per diluted share compared to the year-ago level of $5,468,000 or $0.43 per diluted share.

The Company reported that new orders received during the third quarter of fiscal year 2009 were $51,235,000 compared to new orders of $70,275,000 during the third quarter of fiscal year 2008. New orders for the first nine months of fiscal year 2009 were $140,810,000 compared to new orders of $145,314,000 for the same period of fiscal year 2008. The Company noted that the year-over-year reduction in new orders was due to the timing of certain material contract awards. It further disclosed that since the close of the third quarter, it has received 7 separate ISR program awards with a total value of $44 million; initial letter contracts granted under these awards are approximately $16 million and the company expects to definitize these contracts by the end of the fiscal year.

Mr. William Van Vleet, President and Chief Executive Officer of Applied Signal Technology commented, “We are pleased to have continued to execute well for our customers during the third quarter. Our recent contract awards have given us increased visibility and confidence in the strength of our core business. There continues to be strong demand for our core broadband communications equipment as well as solid, near term opportunities for our sensor and tactical SIGINT products. We are also pleased to have continued to enhance our margin structure. In our core business, improvements in operations initiated last year are resulting in sustained gains in profitability.”

In a separate release issued earlier today, the Company also announced that it has completed the acquisition of Pyxis Engineering, which will provide immediate scale into cyber-related projects and their associated revenue streams. Applied Signal has agreed to acquire Pyxis Engineering for $16,250,000 in cash, funded from current investments, with a stock-based earn-out potential of $3,750,000. For the fiscal year ended December 31, 2008, Pyxis recognized revenues of approximately $11.7 million. For the period January 1, 2009 through May 31, 2009, Pyxis recognized revenues of approximately $6.3 million. The unaudited trailing twelve months revenues ended July 31, 2009 are estimated at approximately $14 million. The acquisition is anticipated to be accretive in its first twelve months of operation.

Mr. Van Vleet continued, “We believe that the strength of our balance sheet gives us an excellent opportunity to grow through acquisition, as well as organically, and that it can support additional, future transactions. We will integrate Pyxis with our existing software services teams to create a business platform that will create scale, better support our customers and accelerate our growth into the exciting, large cyber intelligence market.”

Attached to this news release are condensed, consolidated statements of income, balance sheets and statements of cash flows for the third quarter and first nine months of fiscal year 2009 ended July 31, 2009.

Conference Call

The Company will host a conference call on September 1, 2009 to discuss third quarter fiscal 2009 results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on September 1, 2009 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously at the Web site www.InvestorCalendar.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced intelligence, surveillance and reconnaissance (ISR) products, systems and services to enhance global security. For further information about Applied Signal Technology visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the continued strong demand for core broadband communications equipment and opportunities for sensor and tactical wireless products, future organic and new complimentary growth opportunities, the order opportunities available to AST in the rapidly developing intelligence, surveillance and reconnaissance (ISR) and cyber-security markets, the ability of the acquisition of Pyxis to provide immediate scale into cyber-related projects and their associated revenue streams, the ability to create a business platform that will create scale, better support our customers and accelerate growth in the large cyber market and the ability of the acquisition to be accretive in the first twelve months and enable AST to capture incremental share of this market over time are all forward-looking statements. The risks and uncertainties associated with these statements include AST’s ability to capture organic growth opportunities, the ability to utilize the strategic advantages of a strong capital position, the ability to execute the acquisition of Pyxis and realize the expected benefits of the acquisition whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether AST will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by AST will be performed well and be profitable and whether any such contracts might be terminated prior to completion; whether AST will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including the latest Form 10-K filed for the fiscal year ended October 31, 2008. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Consolidated Statements of Income
(in thousands except per share data)

	— Three Months Ended —		— Nine Months Ended —
	July 31, 2009	August 1, 2008	July 31, 2009	August 1, 2008
Revenues from contracts	$47,845	$48,695	$143,150	$134,193
Revenues from royalties	1,655 --------	1,253 --------	5,234 --------	3,764 --------
Total revenues	49,500	49,948	148,384	137,957
Operating expenses:
Contract costs	35,347	34,572	104,367	95,435
Research and development	3,757	3,953	10,629	10,486
General and administrative	5,552 --------	8,205 --------	16,441 --------	23,603 --------

Total operating expenses	44,656 --------	46,730 --------	131,437 --------	129,524 --------

Operating income	4,844	3,218	16,947	8,433
Interest income/(expense), net	41 --------	158 --------	222 --------	538 --------

Income before provision for income taxes	4,885	3,376	17,169	8,971
Provision for income taxes	1,555 --------	1,411 --------	6,250 --------	3,503 --------

Net income	$3,330 ======	$1,965 ======	$10,919 ======	$5,468 ======

Net income per share - basic	$0.26	$0.16	$0.85	$0.44
Average shares - basic	12,947	12,538	12,851	12,427

Net income per share - diluted	$0.25	$0.15	$0.83	$0.43
Average shares - diluted	13,226	12,741	13,101	12,616

Applied Signal Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	July 31, 2009	October 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$5,893	$4,668
Short term investments	55,559 ----------	45,045 ----------
Cash, cash equivalents, and short term investments	61,452	49,713
Accounts receivable	39,806	40,115
Inventory	9,558	8,141
Refundable income tax	—	—
Other current assets	9,766 ----------	10,155 ----------
Total current assets	120,582	108,124

Property and equipment, at cost	69,045	65,773
Accumulated depreciation and amortization	(54,530) ----------	(50,660) ----------
Net property and equipment	14,515	15,113

Goodwill	19,964	19,964

Intangible assets, net	109	162

Long-term deferred tax asset, net	3,889	4,410
Long term investment	4,740	9,381
Other assets	978 ----------	865 ----------

Total assets	$164,777 ========	$158,019 ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable, accrued payroll and benefits	$19,206	$20,070
Notes payable	1,429	1,429
Income taxes payable	—	498
Other accrued liabilities	2,296 ----------	3,513 ----------
Total current liabilities	22,931	25,510

Long-term liabilities:

Long-term notes payable	2,857	3,929
Other long-term liabilities	3,196 ----------	3,847 ----------
Total long-term liabilities	$6,053	$7,776

Shareholders' equity	135,793 ----------	124,733 ----------

Total liabilities and shareholders' equity	$164,777 ========	$158,019 ========

Applied Signal Technology, Inc.
Condensed Statements of Cash Flows
Increase (decrease) in cash
(in thousands)

	—— Nine Months Ended ——
	2009	2008
Operating activities:

Net Income	$10,919	5,468

Adjustments to reconcile net income to net cash provided by (used in) operating activities:

Depreciation and amortization	4,658	4,635
Stock-based compensation	1,516	4,037
Excess tax benefits from stock-based payment arrangements	(287)	(24)

Adjustments to reconcile net income to net cash provided
Accounts receivable	309	2,189
Refundable income taxes	—	752
Inventory, prepaids, and other current assets	(1,027)	(919)
Other assets	408	(822)
Accrued lease incentives	—	877
Accounts payable, taxes payable and accrued liabilities	(2,975) ----------	3,502 ----------

Net cash provided by operating activities	13,521	19,695

Investing activities:

Purchase of available-for-sale securities	(52,112)	(80,236)
Maturity of available-for-sale securities	45,725	67,565
Additions to property and equipment	(3,557) ----------	(3,030) ----------

Net cash (used in) investing activities	(9,944)	(15,701)

Financing Activities:

Issuance of Common Stock	3,534	3,497
Shares repurchased for tax withholding of vested restricted stock awards	(240)	(279)
Excess Tax Benefits From Stock-based Payment Arrangements	287	24
Bank Borrowing (Term Loan from Wells Fargo)	(1,072)	(1,190)
Dividends Paid	(4,861) ----------	(4,695) ----------

Net cash (used in) financing activities	(2,352)	(2,643)

Net increase (decrease) in cash	1,225	1,351
Cash, beginning of period	4,668 ----------	5,250 ----------
Cash, end of period	$5,893 ========	6,601 ========

Supplemental disclosure of cash flow information:
Interest paid	219	295
Income taxes paid	6,785	5,700

Exhibit 99.2

Transcript of conference call held on September 1, 2009

Transcript of
Applied Signal Technology, Inc. (APSG)
Third Quarter 2009 Earnings Conference Call
September 01, 2009

Participants

William B. Van Vleet, III, President and Chief Executive Officer
James Doyle, Chief Financial Officer

Presentation

Operator

Greetings ladies and gentlemen and welcome to the Applied Signal Technology Third Quarter 2009 Earnings Conference Call. At this time all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder this conference is being recorded.

It is now my pleasure to introduce your host, Bill Van Vleet, President and Chief Executive Officer for Applied Signal Technology. Thank you. You may begin.

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Thank you, Jen. Good afternoon, everyone, and thank you for joining us to review our third quarter results. With me today is Jim Doyle, our Chief Financial Officer.

Now before I begin I'd like to summarize our safe harbor statement. Our presentation today may contain forward-looking statements which reflect the company's current judgment on future events. Because these statements deal with future events, they're subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in our company's recent 10-Qs and 10-K.

Now with that out of the way, I'm pleased to report that we've concluded another quarter in which we have continued to increase our profitability and earnings per share from those of last year. I'd like to run through the highlights of the third quarter. Revenues in the third quarter were $49.5 million, essentially unchanged compared to the year ago quarter's level of $49.9 million. Operating margin for the third quarter increased by 340 basis points, reaching 9.8% versus the level a year ago of 6.4%.

Operating income grew by 50% to $4.9 million. We saw a better mix of revenues in the quarter and continued to benefit from the expense reductions we've implemented over the past year. Earnings per fully diluted share for the third quarter were up 67% to $0.25 compared to $0.15 in the period a year ago.

We continue to believe that our base business will see a growth rate near about 10% for revenues in fiscal 2009 and that we should achieve an operating profit margin of between 8% and 11%, depending on the mix of our revenues. Our total new orders to date were approximately $141 million compared to new orders of approximately $145 million for the same period of fiscal year 2008. And specifically during the third quarter we received new orders of approximately $51 million compared to new orders of approximately $70 million during the first quarter of fiscal 2008.

Now I'll just note that this number's a little misleading as the timing of some material contract awards shifted from the third quarter into the fourth quarter this year. We've already seen a good deal of this expected activity materialize in the fourth quarter and since the close of the third quarter we've received seven separate ISR program awards with a total value of $44 million. These initial letter contracts that were granted under these awards total approximately $16 million and we expect to definitize the remainder amount on these contracts before the end of the year. In addition, as we announced just last week, we've been awarded a five-year $200 million IDIQ contract for the next-generation ASA program. We were the incumbent on this award, extending our participation on this very significant program.

I'd also like to provide some additional detail on the major programs and new product technology initiatives under way. We recently experienced success on the reconfigurable SIGINT payload program. The second phase of that program was conducting ELINT flight testing. Our Pegasus payload demonstrated exceptional geolocation accuracy at long standoff ranges, providing a significant improvement in capability in a miniature form factor. The fuel testing of our Model 680 RAIDER product has also been going very well. It's providing advanced collection capability in a wide array of modern communications, and it's the only 3G surveillance product on the market. This product is still in evaluation by the government and we're hoping it will translate to additional product sales in the next two quarters. We successfully demonstrated our Model 570X RENEGADE product in the Trident Specter field test. We were able to integrate SIGINT information onto full-motion video imagery to enable terminal guidance against simulated insurgent threats. The Model 570X, as you may know, is a very small form factor and enables deployment on all sizes of unmanned aerial vehicles, including Tier 1 UAVs or hand-launched ones.

During the fourth quarter we have several opportunities for increased sales of our PROSAS high-surveyor high-definition sonar. We showcased this product this past quarter in the Trojan Horse maritime security exercise in New York City harbor. We also conducted a survey operation of an undersea pipeline that saved our customer many thousands of dollars in what would have proved to be unnecessary dive costs, driven mainly by the imaging resolution. Both of these events have generated significant interest for us, both in potential sales and also in leased solutions for additional undersea surveys.

I'd now like to address the strategic acquisition of Pyxis Engineering which we announced earlier today. As you know, the Cybersecurity Initiative is a large and fast-moving opportunity for both the leaders in network security as well as a wide range of specialized service providers. The current presidential administration has been very clear that protecting the systems that underpin the U.S. economy, the civil infrastructure, public safety and national security is an absolute priority over the next decade. Cybersecurity risks pose serious economic and national security challenges. The estimates for the total spending over the next five years vary but are estimated at approximately $50 billion. And while most of that expenditure is likely to be devoted to passive protection systems, a market that's dominated by large network security companies, at least 10% of the market or $5 billion is more specialized, and we refer to that niche as cyber intelligence. This is where AST is looking to build a niche-oriented high-value business.

So today we acquired Pyxis Engineering, which has a revenue run rate of approximately $14 million, for $16.25 million in cash as well as the potential for a stock-based earn out. Pyxis has 75 employees who provide systems engineering, software engineering, application architecture, cloud computing, advanced data operations, enterprise IT infrastructure services, and project management services for the U.S. Department of Defense and the intelligence community. Since their inception in 2006 they quickly developed an excellent reputation and a sizeable business. We will be integrating this business with our existing software and services efforts into a unified platform. This acquisition will give Applied Signal immediate access to cyber intelligence revenue streams, and we believe that Pyxis holds a significant first-mover advantage in this market. And by that I mean to some extent that companies which are participating in the early rounds of contracting activity in the cyber area should remain strong incumbents as those programs evolve and grow over the next several years. With a $14 million base of business and good customer relationships, we believe that Pyxis has an excellent start in this regard, and we will help them raise additional barriers to competition and capture incremental market share over time. While the acquisition is only expected to be modestly accretive in the short term, we foresee expanding revenue opportunities in this cyber intelligence space, both with new and existing clients and programs.

Also, strategically we've continued to invest in expanding the capabilities of our management team. David Baciocco has joined us this quarter as our Vice President of Strategy and Business Development, with over 17 years of experience in the field. Prior to joining us at AST, Dave served as the Vice President of Business Development for Ericsson Federal, where he was responsible for all business development efforts for the U.S. Department of Defense and intelligence community programs. He has an extensive track record of increasing company market share in the defense and intelligence sectors, and we believe he will help us quickly identify and address market opportunities across our entire customer base. We're very excited to have him as part of our team.

I'm also very pleased to have Mark Andersson join us as our new Chief Operating Officer. Mark has over 26 years of experience in the development and implementation of solutions for the defense, intelligence and law enforcement communities, including SIGINT. Before coming to Applied Signal, Mark held the role of Vice President of the proprietary programs business of Harris Government Communications Systems Division.

Thanks for your attention and I'd like to turn the call now over to Jim Doyle, who will run through the financial results in detail.

James E. Doyle – Applied Signal Technology, Inc. – CFO

Great. Thanks, Bill. Good afternoon, everyone. I'll touch very briefly on the income statement and then walk through the balance sheet before I turn it back over to Bill for his final comments.

Revenues for the third quarter of fiscal 2009 were approximately $49.5 million, essentially unchanged from revenues of approximately $49.9 million recorded in the third quarter of fiscal 2008. Revenues for the first nine months of fiscal 2009 were approximately $148.4 million or about a 7.5% increase when compared to revenues of approximately $138 million that we recognized during the same period of fiscal 2008. Product sales increased by about 960K during the third quarter of fiscal 2009 and increased about $9.8 million during the first nine months of fiscal 2009 compared to the same periods in fiscal 2008. The increase was primarily due to sales related to our Model 680 RAIDER product and continued demand for our core broadband communication products.

Earnings generated by our development programs decreased by approximately $1.8 million and about $800,000 during the third quarter and first nine months of fiscal 2009 compared to the same periods in fiscal 2008, primarily due to a decline in revenues related to our Stone Phase II and Spectra contracts. We recorded royalty income of approximately $1.7 million during the third quarter of fiscal year 2009 compared to approximately $1.3 million during the same period of fiscal 2008. And during the first nine months of our fiscal year 2009, our royalty income was approximately $5.2 million compared to approximately $3.8 million during the same period of 2008.

The company's operating income for the third quarter of fiscal 2009 increased approximately 51% to about $4.8 million as compared to $3.2 million in the third quarter of fiscal year 2008. This improvement was driven by several factors, including a reduction in stock-based compensation expense, increased profit from royalty revenue and product sales, and a lack of writedowns related to certain inventory carrying values. Net income in the third quarter increased to $3.3 million versus $2 million in the year ago period. This translates into $0.25 per diluted share versus $0.15 per diluted share in the same period last year.

Turning to the balance sheet now, our combined cash and investment balances at the end of the third quarter were approximately $66 million, up approximately $7 million or 12% from the ending balance at October 31, 2008. I'll point out that this total does not represent the cash used for the purchase of Pyxis, which occurred after the close of the third quarter. Accounts receivable balances were approximately $40 million, essentially unchanged compared to the balance at October 31, 2008. Billed AR our balances of approximately $25 million increased about $2.7 million compared to the $22 million balance at the end of October of 2008. Unbilled AR was about $15 million and decreased about $3 million during the first nine months of fiscal 2009.

The inventory balance at July 31, 2009 was approximately $9.6 million compared to approximately $8.1 million at October 31, 2008. Inventory increased primarily due to an increase in work-in-process inventory. Prepaid and other current assets included pre-contracts for at-risk costs of about $1 million at July 31, 2009. This compares to a balance of about $1.3 million at the end of the second quarter of 2009. Current liabilities were about $23 million compared to the balance of about $25.5 million at October 31st. The decline in this balance was due in part to payments of employee-related fringe benefits during the first quarter of 2009. Our bank debt continues to decline. Our total short and long-term balance at the end of the third quarter was approximately $4.5 million. And we paid dividends of approximately $1.6 million during the third quarter of fiscal 2009.

That summarizes my overview of the financial statements, and so I'll turn it back over to Bill for his concluding remarks.

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Thanks, Jim. In summary, we're very pleased with the continued strategic, operational and financial gains that Applied Signal's making. We have a very strong core broadband communications business, we have numerous opportunities for our growth in tactical SIGINT products that include both manned and vehicle portable systems such as RAIDER, ROGUE and PROFIT, as well as our low size, weight and power integrated solutions for aerial deployment. Our Sensor Systems opportunity also remains very good. We have made significant inroads into a number of potential customers through the effective demonstration of this technology and its wide array of applications. Finally, we are very excited by the new range of opportunities for growth that accompany the Pyxis acquisition and our accelerated entry into the cyber intelligence market. Even following this acquisition, we continue to have a strong cash balance with limited debt. In our second quarter conference call I spoke briefly about our commitment to strategic deployment of capital, and we believe that we have successfully utilized our resources this quarter to the benefit of our customers and our shareholders. It is our intention to fully integrate this business and continue to search for other opportunities to accelerate our growth and generate incremental value. Thank you again for your attention and support. Jen, I'd now like to open the call to any questions.

Operator

Thank you. Ladies and gentlemen, if you would like to ask a question please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up the handset before pressing the * key. One moment please while we poll for questions. Our first question comes from Chris Donaghey with SunTrust Robinson Humphrey. Please proceed with your question.

<Q:> Hi, good evening guys. Bill, first of all I just want to make sure that I understand this right. So in the $200 million, it's an IDIQ, so I understand that wouldn't be in orders so far this quarter, but is there any task order activity that is in that $44 million so far in Q4?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

No, those are two different things, Chris. The $200 million is an IDIQ contract and no delivery orders have been booked under that. We do anticipate yet this quarter maybe getting, I'm guessing, $16 million is maybe an estimate of what we might see against delivery orders in the next quarter, that amount. The other amount, the other 7 letter contracts that we have were for additional contracts outside and separate from the IDIQ program, that has $16 million in revenues. We think the full value of those could be up to $44 million, but we still have to finish negotiations and definitization of those contracts.

<Q:> And with the revenue guidance of about 10% for full year 2009, that implies a pretty strong sequential increase there. Is that a fairly high visibility number given the bookings that you've seen so far this quarter or what's driving that?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Well, the bookings were a little soft in the third quarter; both bookings and revenues were soft in the third quarter because of those contracts that were down. Again, given the fact that we've got these initial letter contracts, we are seeing a pretty good return rate or conversion rate, rather, on our competitive pursuits. We think our bookings values will; we'll still end the year with a book-to-bill over 1 despite the fact that, if you look at it for the first three quarters of the year, we are a bit behind at this point.

<Q:> Just one quick question on the margins as well. This margin expectation of 8% to 11% is a pretty wide range, especially considering that you only have one quarter left. Can you talk a little bit about the influences that would impact that?

James E. Doyle – Applied Signal Technology, Inc. – CFO

Sure.

<Q:> Then also just, Jim, real quick, what should we be thinking about on tax rates?

James E. Doyle – Applied Signal Technology, Inc. – CFO

As far as tax rates, the effective tax rate for this fiscal year is 39%. We did have some favorable tax treatment here in the third quarter, but I would use that 39% in your planning purposes. As far as the operating income range in the 8% to 11% range, you have seen it throughout the year; it did exceed that 11% amount earlier in the year. It was a little less than 11% during the third quarter. We anticipate it to be towards the higher end of the range for the full fiscal year. It's obviously driven, as you know, by the types of contracts coming through. We do anticipate product sales coming through here in the remainder of the fiscal year and we'll see how our royalty activity prevails, but we think that we would be on the higher end of that range. There will be a little downward pressure as a result of the Pyxis acquisition. Their profitability is more of that services profitability and we will have to record certain intangible expenses starting this fourth quarter. We have not calculated the intangible amounts yet, but that might put some downward pressure on our operating income. So that kind of gives you some kind of a sense as to what we're seeing for the fourth quarter.

Operator

Your next question comes from James McIlree with Collins Stewart LLC.

<Q:> Jim, on the tax rate of 39%, so that would be 39% for Q4 I think? Sometimes you draw a distinction between effective tax rate and the actual rate booked, so just to be clear, 39% in Q4 barring any unusual or discrete tax items?

James E. Doyle – Applied Signal Technology, Inc. – CFO

Yes. Yes, that's right, Jim.

<Q:> And then again towards Chris's question on the operating margins, if you plug 10% top line growth in and the 8% operating margin and assume zero on the operating income for Q4, clearly, unless there's a disaster out there that we're not aware of, when you say towards the high end, I just want to make sure you're not expecting some unusual thing to happen in terms of mix?

James E. Doyle – Applied Signal Technology, Inc. – CFO

No. No, we're not. No, we're not, Jim. We don't see any unusual thing here in the fourth quarter.

<Q:> Bill, in your commentary you have, I think, a list of four or five things that you talked about; the mini, reconfigurable ELINT, RAIDER, RENEGADE, I think the 570X and then PROSAS.

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Right.

<Q:> If we were to add up those five items can you give a feel for how much they're contributing either in orders or revenue in fiscal 2009?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Let's see. Most of these are product or technology demonstrations. Let me kind of walk through them a little bit one by one and I'll let Jim tally up what the total volume might be of business on that. On the RSP, that was a second phase of a program and why that's significant for us is that's the first demonstration of the Pegasus ELINT product. The Model 680 RAIDER is the first product that we've been demonstrating for the ground market and that has been one of the major reasons that our product sales have ticked up over last year. In fact, it's probably the largest contributor to the difference between this year's product sales and last year's product sales, and Jim will give you an estimate on what that number is here in a minute. The Model 570X is an airborne payload that we haven't seen a large amount of revenues from yet but these field tests, our qualification field tests, where the government does these spiral evaluations and they evaluate multiple technologies, and as they get technologies that demonstrate well they can field them very quickly overseas in contingency operations. We have got very good results from the Model 570. So while the revenues there haven't been real large, they, if it's adopted, could be significant. And then likewise in PROSAS; we haven't had large revenues to date on that, but we are optimistic about getting adoption rates in both defense and derivative commercial markets, if you will.

James E. Doyle – Applied Signal Technology, Inc. – CFO

I want to give you some help on that, Jim. As far as the ELINT-related effort, it was about $1 million or so of related order and then subsequent revenue. Then on the RAIDER side we've recognized revenue; these are very, very round numbers Jim of about $6 million or so. I don't have the exact numbers for the RAIDER product but it's in that range; $6 to $7 million.

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

And the other two may be $1 million or so, but we're talking about $10 million total is the impact of those things. Again, the emphasis was more on the opportunity it leaves before us than significant contributions to the past revenues.

<Q:> Right. So fiscal 2010, assuming the field tests go well, etc., then it's possible that you would see a big ramp in either one or multiple of those products?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Yes. If we see a higher adoption rate, there's a possibility we could see increased revenues from there and all them tend to be pretty good earnings opportunities for us. You know, whenever we sell product, that's our highest-margin business.

<Q:> And just to beat a dead horse, these products or this bucket of things are different than your base business, in that it's a box that can go on a device or a platform and so you're not facing that development hurdle and those kind of long lead times, lower margins, etc.?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Right. These are all products that have been invested in either by AST or the government and they're now ready to get adopted and deployed. You bet.

Operator

Your next question comes from Steve Levenson with Stifel Nicolaus.

<Q:> In talking about the 680 RAIDER, is anybody else showing a competitive product?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

There are competitive products out there. Probably the most notable one is a product built by Boeing which use to be Digital Receiver Technologies or DRT. They are a formidable competitor, In fact, they're the market leader in ground-based SIGINT and we've been evaluating our product versus them, and I think there's another competitor but I'm not positive who the competition is on that one though.

<Q:> It sounded like you suggested for at least another few quarters it ought to be strong, but you think that's as far as it goes?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Oh, no, no. I think they're in evaluation right now in the product and the results of the evaluations will factor into their future equipment buys. Our current assessment is we might we see some translation or more additional purchases of those if the evaluation is successful, that is, we'll see some translation of those orders in the second or third quarter of fiscal 2010.

<Q:> The other item I was going to ask you about was PROSAS. I think when you were here in New York you identified potentially 42 harbors that might benefit from using it. Do you see that as a product sale or as a service sale? Is that something that could become an annuity for the company?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Yes, that's a very interesting question, Steve. There are a couple of opportunities there. For the specific opportunity at the harbors; we're finding that the major ports; the Port of New York, the Port of Los Angeles, the major ports are less interested in purchasing the equipment and more interested in getting the data. In other words, they'll say either do a survey and tell us the information or lease the equipment and do a surveillance and give us a baseline scenario. And so, rather than sell products into the DHS market, we think the opportunity for a harbor and harbor patrol is more to relieve services. We are starting to see some interest from a number of companies, however, both in the salvage business and in the oil and gas business for purchases of our PROSAS surveyor unit. So we have, again, both product sales and service opportunities before us in that marketplace.

<Q:> And just from practicality; if you do it as a service how often do you think they need a scan?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

That's a good question because it depends probably on the amount of traffic that occurs in a region. So for busy ports; New York and L.A. being two of the largest ports, they would probably require very frequent revisit rates and some of the smaller ports maybe less frequently. We haven't calibrated what that would be at this point. We're in the process of obtaining that market information.

Operator

Your next question comes from Jeff Evanson with Dougherty & Company.

<Q:> Congratulations on your Pyxis acquisition.

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Thanks. We're excited about it.

<Q:> Why don't you tell us a little bit about what you think they need to take them to the next level in the next year and a little bit more on the opportunities there?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

A great question. They're a great little company, they really are. Outstanding employee talent is one of the things that attracted us the most. They've got tremendous intelligence community presence. If you think of the value of the chain, the intelligence value chain, it starts with, one, collecting information at a source. And so you collect information and then once you collect that information you put out a bunch of data and then somebody usually processes that data, turning it into information. That usually happens at an analyst's desk. AST is a company that's been well-established in the collection realm. We'll deploy equipment to gather signals of interest and then provide those signals of interest to an analyst. What Pyxis does is they actually do the job at the analyst desk. And so by the combination of AST and Pyxis we now have extended our value offering and AST is one of the very few companies out there that has this end-to-end knowledge from the source of the signal all the way through to the report that goes on the president's desk. What do they need to go further? They were reaching a size where they had to invest in some infrastructure to establish their base for the next tier of growth. We believe that by combining with AST one of the things we're going to do is combine their services business with our services business and we're forming a new division called network intelligence to create a larger platform to be able to extend the growth that they've achieved to date.

<Q:> Do you think that by having more of an end-to-end capability through to the analysts decision, are you going to be able to generate better answers and thus maybe take market share or what do you think?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

We think we'll take more market share in a couple of areas. One is in the normal intelligence game and one is in the cyber arena. Again, the combination of Pyxis's skills and Applied Signal's skills allows us to go and address both of those markets.

There are a couple of key competitions coming up in an area called analyst modernization. I think there are five programs at about $150 million each that are being let. This is a major cyber initiative. Pyxis is very well positioned for, out of those five pursuits now; that all wouldn't come to AST as they're part of a team, but it's a major area of investment where we hope to leverage our capabilities, their positioning and our joint skills to capture a greater share of that market.

<Q:> When do you think you'd have an update for us on any of those programs?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

I think it might be a couple of quarters, frankly, but we'll keep you posted as they materialize.

<Q:> Moving on to some of the tactical SIGINT products, the development programs you mentioned, Stone Phase II and Spectra, where are we at momentum-wise there? Is this a lull here or are we actually ramping down?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

A good question. Stone Phase II is currently is nearing its end, but there's another phase that may be awarded and we're waiting to hear how that turns out. Spectra has ended and has completely finished the last evaluation period in the last quarter, and we believe we will receive a follow on for that effort in the fourth quarter.

<Q:> And what date did Pyxis close?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Today; September 1, 2009.

<Q:> Any thoughts on allocating purchase price, Jim, at this point?

James E. Doyle – Applied Signal Technology, Inc. – CFO

Not yet, Jeff. That's a very reasonable question. We're in the process of evaluating that and we'll report that at the next conference call.

Operator

Your next question comes from Michael Smith with BB&T Capital Markets.

<Q:> Looking at FY '09, it appears that you've won most of your major recompetes out there. I believe there's a couple small ones that are still kind of hanging, and I was curious to get an update on Neutron Imaging Systems and the MASINT/ATEP Exploitation program.

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Great question. We were a winner on the ATEP/MASINT program; advanced technical exploitation program. So we did win one of those contracts; we were on a winning team. On the API imaging; that one is currently in evaluation. There was a demonstration planned this summer and we had some equipment delays from one of our vendors that have pushed that out a quarter, probably until December now, so that one moved a quarter. In total, on our competitive efforts in the third quarter we did not lose any third quarter efforts. All of our efforts slipped; if they weren't awarded they were slipped to the fourth quarter.

<Q:> And on Pyxis, that's a 75 employee count. Is that a current number?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Yes. In total AST now has 800 employees.

<Q:> How has that trended since that May 31st number, the revenue number that you gave? How has that employee count trended at Pyxis?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

I'm not sure I understand the question.

<Q:> Have you seen a major ramp in the employee base?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

No. Pyxis has been growing at a steady rate. At AST, we have been adding people at a better rate over the last quarter, I believe. Jim, you want to add to that?

James E. Doyle – Applied Signal Technology, Inc. – CFO

Yes. I think, Mike, the Pyxis folks have been hiring over the last two quarters. We're not seeing significant increases in the hiring, but they are staffing and they plan to continue to staff.

<Q:> Is there any 8A revenue associated with that acquisition that could be recompeted?

James E. Doyle – Applied Signal Technology, Inc. – CFO

No, not that we are aware of.

Operator

Your next question comes from the line of Miles Walton with Oppenheimer Funds.

<Q:> This is actually Ed in for Miles. Did you give the backlog and, if not, could you give that? And also could you give us an indication of how much backlog Pyxis might bring with them?

James E. Doyle – Applied Signal Technology, Inc. – CFO

Sure. Let's see, Ed. As far as our backlog at the end of the third quarter; it's approximately $115 million. As far as the Pyxis backlog, I don't think at least right at this moment it's appropriate to comment on that. With Pyxis a lot of their contracts get renewed in the September and October timeframe and so I'd just feel more comfortable, at least at this point, to say that the backlog is for AST about $115 million, but we do have a number of contracts that we're going to renew with Pyxis here over the course of this fourth quarter.

<Q:> Does Pyxis have any major outstanding bids that you can talk about that might be coming due, especially in the fourth quarter?

James E. Doyle – Applied Signal Technology, Inc. – CFO

As far as competitive bids, no.

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

I don't think any are planned in the fourth quarter.

James E. Doyle – Applied Signal Technology, Inc. – CFO

Right.

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

I think all of them are planned FY '10.

James E. Doyle – Applied Signal Technology, Inc. – CFO

Yes, I agree with Bill. There are sole source follow ons that are up for renewal.

<Q:> And then their growth rate; their base is about $14 million, do you expect them to have about your historical growth rate or better or worse?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

When we combine our services we think we're targeting an objective of a higher growth rate initially because of some of the opportunities we see with the expanding cyber market there, and so our objective is over 10% growth for that services business.

<Q:> And then it looks like you guys basically have in the bag about 1 x book-to-bill for the year. Is it possible that you might significantly see that or do you have a target you can talk about?

James E. Doyle – Applied Signal Technology, Inc. – CFO

I think, Ed, that that book-to-bill, as Bill mentioned, we think that we'll have book-to-bill of greater than 1. You know how the bookings can be. They can move around on you and so to indicate that it could be significant; it's difficult to answer that question, but we do think that, like Bill said, we'll have a book-to-bill of over 1.

Operator

Your next question comes from James McIlree with Collins Stewart LLC.

<Q:> The margins on Pyxis as a stand-alone business, forget about any potential amortization of intangibles; could you be more specific than service-type margins? Is it kind of that 10%-ish operating?

James E. Doyle – Applied Signal Technology, Inc. – CFO

Well, it's a little lower than that, Jim. It tends to run more on an operating income basis at around 8% or so, in the 8% to 9% range.

<Q:> And given that it's IC work, why is that? It seems low. Is it low?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Not for services.

James E. Doyle – Applied Signal Technology, Inc. – CFO

Right. Bill said not for services.

<Q:> And is there any customer concentration or contract concentration that we should be aware of?

James E. Doyle – Applied Signal Technology, Inc. – CFO

No specific contract concentration. There are a number of contracts and they are spread out; the employees are spread out over a variety of contracts.

There is customer concentration, the preponderance of it being within in the intelligence community and a specific customer there.

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

They are pretty well diversified across a number of programs, so the company is not at risk of, say, one major recompete. I think they're pretty well balanced across it. And their two largest customers are consistent with our two largest customers as well.

<Q:> And is there a lock up on existing employees?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

What do you mean by that, Jim?

<Q:> Have you signed existing employees to either long-term employee contracts or given them deferred stock to stay with the company or some sort of incentive for the current employees to stay? I'm assuming you want them to stay.

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Yes, we do. Absolutely, we do, and we're pleased that they're part of the AST family. And, yes, we have offered all the employees some form of retention bonus over this first fiscal year.

<Q:> So is that a significant amount that will also have a downward impact on margins?

James E. Doyle – Applied Signal Technology, Inc. – CFO

Yes, for the full year next year that will be considered compensation expense which we wouldn't be able to recover that amount from the government because it is related to the acquisition.

<Q:> And given that this was mostly a cash acquisition, are you kind of out of the acquisition market for, let's say, the next six to nine months?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

We're going to focus very heavily on successful integration because, particularly when you purchase a services company, the real value; the intellectual property, is in the individuals. So that will clearly be our focus over the near term. That said, we have a long-term business strategy that we will continue to look for companies that can accelerate our opportunity to expand our ISR business and so that work will continue on in parallel with the integration of Pyxis.

<Q:> Was this an auction sale or was this negotiated?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

It was a negotiated sale, not an auction.

Operator

Your next question comes from Robert Kirkpatrick with Cardinal Capital Management.

<Q:> Could you give us a little bit more color on how you were able to buy such an attractive property in terms of avoiding an auction?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Real good question. We've been looking at this marketplace for quite awhile. We've been evaluating a number of targets, companies, rather in this space. Pyxis was identified early because it's such a nice complement to our business. And one of the primary factors and the reason we believe it'll be a successful acquisition and integration is there's a very strong cultural mesh between the two companies. We're both focused on the customer and intelligence mission, for one. We're both technology companies and lead with high technology and I think those combinations really enabled us to create a nice fit. In addition, this is a major undertaking and strategy shift for AST. AST has predominantly been a development house and we're looking to make services a major complement of our business. And by doing that, by acquiring Pyxis, by taking the services that were in AST and basically now merging them with Pyxis into an integrated services organization, that all created an attractive value proposition for Pyxis and it really turned out to be just a great opportunity for both companies.

<Q:> Jim, should we think of the whole $3.5 million in earn out being something that will be amortized into the income statement over one year, meaning next year, or over three years or how do I think about that?

James E. Doyle – Applied Signal Technology, Inc. – CFO

Yes. The earn out, Rob, is a one-year earn out and it is based on revenue performance over the next fiscal year.

<Q:> Do you know how big the book value of the company, Pyxis was in terms of millions of dollars roughly?

James E. Doyle – Applied Signal Technology, Inc. – CFO

Unfortunately, Rob, I don't have the balance sheet in front of me so, no, I don't have a good answer for you.

<Q:> And then could you break down the revenue by cost reimbursable fixed price and time and materials for me, please?

James E. Doyle – Applied Signal Technology, Inc. – CFO

For AST?

<Q:> Yes, for the quarter.

James E. Doyle – Applied Signal Technology, Inc. – CFO

For the quarter? Sure. Let me get to it. For the quarter cost reimbursable contracts represented about 58% of our revenues; time and materials contracts for the quarter were about 24%; firm fixed price contracts, about 15%; and royalty contracts about 3%.

<Q:> And then the royalties that you indicated in your income statement as $1.7 million, did those essentially all flow through as profit or did you end up spending a good deal of those in dealing with your proprietary position and litigation strategy?

James E. Doyle – Applied Signal Technology, Inc. – CFO

Yes, that's a good question, Rob. It primarily flowed through as profitability. There were some initial costs that we did incur regarding the patent infringement situation and we do anticipate that in future periods we will incur legal costs. I can't give you a good estimate at this point because we're in some of the initial stages.

<Q:> So should I assume you spent less than a quarter million dollars?

James E. Doyle – Applied Signal Technology, Inc. – CFO

Oh, yes. Yes.

Operator

Your next question comes from David Gremmels with Catapult Partners.

<Q:> First on royalty income. I think last quarter you talked about a full year target of kind of $6-$6.5 million and it looks like you're doing better than that. Can you just comment on what you're seeing there and how you expect that to trend going forward?

James E. Doyle – Applied Signal Technology, Inc. – CFO

Yes. You're right, David, we are seeing a little better trend there. We're thinking on a full year basis more in the $6.5- $7 million range. The royalty stream has been good this fiscal year. We think that going forward for next fiscal year it would be in a similar range, in that $6-$7 million range for the next fiscal year. However, those numbers do not include any cost of litigation and so we'll have to see what those estimated costs are and what the timing of any potential litigation activities might be. I hope that gives you a little bit of color as to what we're seeing for next year.

<Q:> That's perfect. And then, again, kind of a forward-looking question. I know you don't like to give a lot of guidance or anything, but we've got this big disparity between first half margins and second half margins and obviously as we layer in Pyxis, you've got a little bit of a margin headwind and purchase accounting and some legal costs next year. Would the second half margins be a good run rate in terms of modeling for next year?

James E. Doyle – Applied Signal Technology, Inc. – CFO

That's a hard question right now to answer, David, but that's a fair way to start looking at things, yes, because of the reasons that you mentioned. Yes, we would see a little bit of headwind on margins for next year because of those things.

Operator

Your next question comes from Michael Lewis with BB&T Capital Markets.

<Q:> I jumped on the call a little bit late here; if this question was asked, I apologize for that. First of all, Bill, I want to applaud you guys for moving back into the acquisition market. I always thought that this was an area that caused some weakness in the APSG model because if you weren't actively out there bidding these contracts someone else was and I think it had market share implications. So I was happy to see the acquisition. With that said, should we expect to start to see more diversification to the services side? And is this a new model that we should anticipate with future acquisitions going forward?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Well, acquisitions are certainly; we have two elements to our growth strategy. One is we are looking for more organic growth from good positioning and strong products and strong development and investment. We're also looking to double that growth rate effectively through smart and prudent strategic acquisitions. As we've said in prior calls, we have a multi-faceted strategy and services is certainly an important element of it, and us doing this acquisition and setting services up as a stand-alone division and business I think demonstrates our commitment to that market. I think we are continuing to look for other opportunities in the services business. At the same time we're also looking for other companies that might help us accelerate our other growth strategies and that includes opportunities in the tactical SIGINT arena, more in the cyber security area, and opportunities in the Sensor business. As you know, in M&A some of those relationships you have to cultivate over quite awhile and it's a process that you go through. It's not an inoculation; it's a journey, so to speak. And so we've got multiple fronts going simultaneously to make the best decision for our company and shareholders.

<Q:> Bill, just for follow up here, if you were to weigh where more opportunities lie right now, is it on the product side or are you seeing more opportunities in front of you on the M&A side with regard to services?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

We're seeing more opportunities; can you restate your question for me again?

<Q:> Where are you seeing more opportunities on the M&A front? Are you seeing them with regard to product companies or are you seeing them with regard to services companies?

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

I think it's mixed. We may be seeing a little more opportunity on the services side just because there's a number of key program opportunities, particularly in the intelligence community. But there are some good opportunities on the product side, too. Don't forget we're looking for strategic acquisitions that align with our business strategy that are not these very large transformational acquisitions. So we're looking at the companies that are going to be in the $20 to $50 million range. And we still see a pretty good balance across the opportunity space.

Operator

Gentlemen, there are no further questions at this time.

William B. Van Vleet, III – Applied Signal Technology, Inc. – President & CEO

Again, I'd like to thank everyone for listening in to our third quarter call. We're very excited about the acquisition, and we think we're on track for a pretty good year overall. Thanks and good night.

Operator

Thank you. Ladies and gentlemen, this concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.